Exhibit 10.7

FORM OF EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT

This EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT (“Agreement”), by and between Care Capital Properties, Inc. (the “Company”), Kristen M. Benson (“Employee”), and solely for the limited purposes set forth in Section 13 hereof, Ventas, Inc. (“Ventas”), is entered into as of the      day of          , 2015, and effective as of the date (the “Effective Date”) of consummation of the distribution (the “Spinoff”) of the shares of the Company to the shareholders of Ventas.

WHEREAS, the Company desires to employ Employee as its Executive Vice President and General Counsel effective on the Effective Date on the terms and conditions, and for the consideration hereinafter set forth, and Employee desires to be employed by the Company on and following the Effective Date, on such terms and conditions and for such consideration.

WHEREAS, this Agreement provides Employee with severance if Employee’s employment is terminated in certain circumstances and provides the Company with certain protections regarding Employee’s actions including after termination of employment; and

WHEREAS, this Agreement shall become effective on the Effective Date; however, if Ventas decides, and publicly announces, that it will not be consummating the Spinoff, or if the Effective Date has not occurred as of June 30, 2016, this Agreement shall become null and void ab initio, and neither the Company nor Employee shall have any rights hereunder.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1.                                      Obligations of the Company upon Termination.  Following any termination of Employee’s employment by the Company without Cause (as defined below) or by Employee with Good Reason (as defined below) hereunder, the Company shall pay Employee’s Base Salary (as defined below) through the Date of Termination (as defined below), any earned but unpaid Annual Bonus for periods ending on or prior to the Date of Termination, and all amounts earned and owed (but yet unpaid) to Employee pursuant to the terms and conditions of the employee benefit plans and programs of the Company in effect at the time such payments are due, including accrued and unpaid vacation (the “Accrued Obligations”).  The term “Base Salary” for purposes of this Agreement shall refer to Employee’s base salary annualized, as most recently increased prior to the Date of Termination.  The term “Annual Bonus” for purposes of this Agreement shall refer to Employee’s annual cash bonus pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time.  In addition, except for a termination in connection with a Change of Control (as defined below) covered by Section 2 hereof or a termination due to Employee’s death, subject to Employee’s execution of a general release of claims in form substantially similar to the form attached hereto as Appendix A (the “Release”), Employee shall be entitled to the following additional payments and/or benefits:

(a)                                 Other than for Cause, or for Good Reason.  If the Company shall terminate Employee’s employment other than for Cause or if Employee shall terminate Employee’s employment for Good Reason:

(i)                                     The Company shall pay Employee within 30 days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to 1.5 times the sum of (A) Employee’s Base Salary and (B) the Annual Bonus that Employee would receive for the year of termination of employment assuming target individual and Company performance (the “Target Annual Bonus”).

(ii)                                  The Company shall pay Employee a prorated Annual Bonus for the fiscal year during which the Date of Termination occurs, with the amount of such prorated Annual Bonus based on actual performance and equal to the product of such Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the year of the termination of employment during which Employee was employed by the Company and the denominator of which is 365, with such prorated Annual Bonus to be payable at the same time that annual bonuses are payable to Company executives generally.

(iii)                               Subject to Section 10, the Company shall, at the Company’s election, either (A) provide during the one-year period beginning on the Date of Termination (the “Medical Benefit Severance Period”) Employee with continued medical, dental and vision benefits (but no other benefits) at the same level as if Employee remained actively employed during the Medical Benefit Severance Period, or (B) pay to Employee a cash lump sum payment equal to (1) 12 multiplied by (2) the excess of the monthly COBRA (as defined below) premium as of Employee’s Date of Termination for the medical, dental and vision coverage Employee had immediately prior to Employee’s Date of Termination over the monthly dollar amount Employee would have paid to the Company for such medical, dental and vision coverage if Employee remained employed during the Medical Benefit Severance Period.  If the Company elects pursuant to the preceding sentence to provide medical, dental and vision benefits during the Medical Benefit Severance Period, Employee shall pay the Company on a monthly basis the portion of the periodic cost of such continued coverage equal to the dollar amount of such periodic cost as if Employee remained employed during the Medical Benefit Severance Period and such medical, dental and vision benefits shall terminate at the earlier of (A) the end of the Medical Benefit Severance Period or (B) the time they would be permitted to terminate under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  As and to the extent provided by COBRA, Employee will be eligible to continue Employee’s health insurance benefits at Employee’s own expense for the statutory period prescribed by COBRA, treating Employee’s termination of employment as the “qualifying event” (as defined in COBRA) (the “Severance Medical Benefits”).

(b)                                 Cause; Employee Resignation.  If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason, this Agreement shall terminate without further additional obligations to Employee under this Agreement.

(c)                                  Death or Disability.  If Employee’s employment shall be terminated due to Employee’s death or Disability, this Agreement shall terminate without further additional obligations to Employee under this Agreement, except that the Company shall pay or provide to the Employee or the Employee’s estate, as applicable, the Accrued Obligations.  For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s 2015 Incentive Plan as in effect on the Effective Date.

(d)                                 Death after Termination.  In the event of the death of Employee during the period Employee is receiving payments pursuant to this Agreement, Employee’s designated beneficiary shall be entitled to receive the balance of the payments, or in the event of no designated beneficiary, the remaining payments shall be made to Employee’s estate.

2.                                      Occurrence of a Change of Control.

(a)                                 Termination Other than for Cause, or for Good Reason.  If a Change of Control (as defined below) shall occur and within one year after the date of the occurrence of such Change of Control, the Company shall terminate Employee’s employment other than for Cause or Employee shall terminate Employee’s employment for Good Reason, subject to Employee’s execution of the Release and in lieu of the benefits under Section 1 hereof:

(i)                                     The Company shall pay Employee within 30 days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two times the sum of (A) Employee’s Base Salary, plus (B) the Target Annual Bonus.

(ii)                                  The Company shall pay Employee within 30 days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable), a prorated Target Annual Bonus equal to the product of such Target Annual Bonus multiplied by a fraction, the numerator of which is the number of days in the year of the termination of employment during which Employee was employed by the Company and the denominator of which is 365.

(iii)                               Subject to Section 10, Employee shall be entitled to the Severance Medical Benefits; provided, however, that, the Medical Benefits Severance Period for purposes of this Section 2(a) shall be the 24-month period beginning on the Date of Termination and the reference to “12” in Section 1(a)(iii)(B)(1) shall be deemed to refer to “24.”

(b)                                 Definition of Change of Control.   For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership” and/or “Beneficially Owned”) of 35% or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A Non-Control Acquisition shall mean an acquisition by (A) the Company or any company, corporation, partnership, limited liability company or other Person in which the Company directly or indirectly owns a majority interest (“Subsidiary”), (B) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (C) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii)                                  The individuals who, as of the Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Section 2(b), be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in former Rule 14a-11 promulgated under the 1934 Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)                               Consummation of a merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction. For purposes of this Agreement, the term “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company in which:

(A)                               The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 45% of the combined voting power of the voting securities of the corporation or entity resulting from such merger, consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their Beneficial Ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B)                               The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors or equivalent body of the Surviving Company; and

(C)                               No Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 35% or more of the then-outstanding Voting Securities) has Beneficial Ownership of 35% or more of the combined voting power of the Surviving Company’s then-outstanding voting securities;

(iv)                              A complete liquidation or dissolution of the Company; or

(v)                                 The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then-outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

Notwithstanding anything herein to the contrary, with respect to any compensation hereunder that is “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), only to the extent necessary to comply with Section 409A of the Code, a Change of Control must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

3.                                      Restrictive Covenants.

(a)                                 Confidentiality.

(i)                                     Employee shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about Employee’s employment with the Company, the terms of this Agreement, the termination of Employee’s employment with the Company, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

(ii)                                  Employee acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all information and techniques acquired, developed, possessed or used by the Company and its

Subsidiaries relating to their business, operations, actual or potential products, strategies, assets, liabilities, potential assets and liabilities, employees, customers, tenants, operators, borrowers, managers, proposed or prospective customers, tenants, operators, borrowers and managers, business partners, communities, buildings and facilities (including, without limitation: information protected by the Company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis and models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, representatives, or other distributors; lists of and information (business, financial and otherwise) about tenants, operators, borrowers, managers and customers and their respective businesses and operations; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections, results or information; information regarding the Company’s directors or officers or their personal affairs), whether or not any such information or any of the material described above is explicitly designated or marked as “confidential” (“Confidential Information”).  “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (B) was available to Employee on a non-confidential basis prior to Employee’s employment with the Company, or (C) is compelled to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and Employee cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation.  Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries.  Employee shall not disclose, directly or indirectly, any Confidential Information obtained during Employee’s employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Employee or other third party other than the Company.  These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b)                                 Noncompetition, Nonsolicitation, Noninterference.  Employee shall not during Employee’s employment with the Company and during the one-year period after the termination of Employee’s employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

(i)                                     Hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any Subsidiary or affiliate, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section 3(b)(i) shall, however, restrict Employee from general employment advertising on a broad basis not targeted at or designed for any such employee;

(ii)                                  Causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any Subsidiary or affiliate to terminate his or her relationship with the Company or any Subsidiary or affiliate;

(iii)                               Soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any employee, customer, tenant, operator, manager or any proposed employee, customer, tenant, operator or manager with whom the Company or any Subsidiary or affiliate has ongoing contact, financial partner or proposed financial partner with whom the Company or any Subsidiary or affiliate has ongoing contact, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who at any time during the period commencing one year prior to the Date of Termination, to Employee’s knowledge, maintained a material business relationship with the Company or any Subsidiary or affiliate or with whom the Company or any Subsidiary or affiliate is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of termination of Employee’s employment with the Company; or

(iv)                              Performing services as an employee, director, officer, consultant, independent contractor or advisor of, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in or a connection to any Prohibited Entity (as defined below); or performing services as an employee, director, officer, consultant, independent contractor or advisor of any other company, entity or person if those services relate directly to a business or businesses that directly and materially compete with the Company anywhere in the United States.  Nothing in this Section 3(b)(iv) shall, however, restrict Employee from (A) making an investment in and owning up to 2% of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Employee the right or ability to control or influence the policy decisions of any direct competitor, or (B) except as provided in Section 3(c) below, performing services as an employee, director, officer, consultant, independent contractor or advisor of an operating company that provides healthcare goods or services other than leasing or financing of real property (for example, a hospital or nursing facility).  For purposes of this Agreement, a “Prohibited Entity” is any company, entity or person that derives more than 20% of its consolidated gross revenues from a business or businesses that directly and materially compete with the Company.

(c)                                  Other Prohibited Activities.  Employee acknowledges that Employee’s position at the Company provides Employee with access to highly sensitive information concerning the Company’s lessees, managers, borrowers and operators and their affiliates and leases, operating agreements, management agreements and other contractual agreements with such lessees, managers, borrowers and operators and their affiliates which are critical to the Company’s ability to effectively function and to the properties to be purchased by the Company, and that if Employee were to provide services for such lessees, managers, borrowers and operators and/or their affiliates such services would cause irreparable damages to the Company.  Employee shall not during Employee’s employment and the Restricted Period, either directly or indirectly (through another business or person), engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor of, or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest in any of the Company’s then-current lessees, managers, borrowers or operators or any of their respective parent, sister, subsidiary or affiliated entities (other than any such lessee, manager, borrower or operator that, together with its parent, sister, subsidiary and affiliated entities, contributes less than 5% of the Company’s consolidated net operating income (NOI), computed on a pro forma annualized basis consistent with the Company’s most recent supplemental disclosure, and is not in default under any of its agreements with the Company nor has an ongoing dispute with the Company) in any manner, including, without limitation, as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise.  Nothing in this Section 3(c) shall, however, restrict Employee from making an investment in and owning, directly or indirectly, up to 2% of the common stock of any company whose stock is listed on a national exchange; provided that such investment does not give Employee the right or ability to control or influence the policy decisions of any lessee, manager, borrower or operator or any of its parent, sister, subsidiary or affiliated entities.

(d)                                 Non-Disparagement.

(i)                                     Employee agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Employee’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii)                                  Nothing herein shall be deemed to preclude Employee or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings or to report to or cooperate with any governmental, regulatory or self-regulatory body with jurisdiction over the Company, and to make disclosures that are protected under whistleblower or other provisions of applicable law or regulation.

(e)                                  New Employer.  Employee shall provide the terms and conditions of this Section 3 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Employee’s compliance with this Section 3 and shall provide the Company with such information as it requests to allow such inquiry.

(f)                                   Reasonableness of Restrictive Covenants.

(i)                                     Employee acknowledges that the covenants contained in this Section 3 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

(ii)                                  The Company has consulted, and Employee has had an opportunity to consult, with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants.  Employee acknowledges that Employee’s observance of the covenants contained herein will not deprive Employee of the ability to earn a livelihood or to support Employee’s dependents.

(iii)                               If any provision or portion of Section 3 of this Agreement is held to be unenforceable because of the scope, duration, territory, or terms thereof, Employee agrees that the court making such determination shall have the power to and shall reduce the scope, duration, territory and/or terms of such provision, so that the provision is enforceable by the court to afford the maximum protection to the Company under the law, and such provision as amended shall be enforced by the court.

(g)                                  Right to Injunction.  In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 3, Employee and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Employee were to breach any of Employee’s obligations hereunder.  Employee acknowledges that any breach of any provision of this Agreement would irreparably injure the Company.  Accordingly, Employee agrees that if Employee breaches any of the provisions of Section 3, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 3, and Employee hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunction.

(h)                                 Assistance.  During the one-year period following a termination of Employee’s employment with the Company, Employee shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of Employee and related to Employee’s position as an employee of the Company.  Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition.  In any such instance, Employee shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Employee and which do not unreasonably interfere with Employee’s business or personal activities.  The Company shall reimburse Employee’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Employee’s written request in such form and containing such information as the Company shall reasonably request.

4.                                      Termination of Employment.  Subject to the provisions of this Agreement, the Company may terminate Employee’s employment at any time for any reason whatsoever or for no reason and with or without Cause.  Employee acknowledges and agrees that Employee’s employment with the Company is terminable at the will of the Company without any obligation, except as may be expressly provided in Section 1 or Section 2.

(a)                                 Cause.  For purposes of this Agreement, “Cause” shall mean (i) Employee’s indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) the willful or intentional material breach by Employee of Employee’s duties and responsibilities; (iii) the willful or intentional material misconduct by Employee in the performance of Employee’s duties; or (iv) the willful or intentional failure by Employee to comply with any lawful instruction or directive of the Chief Executive Officer of the Company.

(b)                                 Good Reason.  Employee may terminate Employee’s employment for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following occurring on or after the Effective Date and to the extent not consented to, or suggested, by Employee:

(i)                                     A material diminution in Employee’s position, authority or duties (including the assignment to Employee of any duties materially and adversely inconsistent with Employee’s position, authority or duties);

(ii)                                  The Company shall materially reduce (other than pursuant to a uniform reduction applicable to other similarly situated executives of the Company) the Base Salary or annual target bonus opportunity of Employee;

(iii)                               The Company shall require Employee to relocate Employee’s principal business office to any location more than 30 miles from its location on the Effective Date; or

(iv)                              The failure of the Company to obtain the assumption of this Agreement as contemplated by Section 6(c);

which in each case is not cured within 30 days after written notice from Employee to the Company setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording an opportunity to cure.  Any termination of employment by Employee for Good Reason shall be communicated to the Company by written notice in accordance with this Agreement.  Employee must deliver to the Company the Notice of Termination (as defined below) not later than 90 days after Employee has actual knowledge of an act or omission which constitutes Good Reason.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable cure period, the Separation from Service (as defined below) must occur, if at all, within six months following the end of such cure period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(c)                                  Notice of Termination.  Any termination by the Company for Cause or by Employee for Good Reason shall be communicated by notice (a “Notice of Termination”) given in accordance with this Agreement.  For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Company (for Cause) or by Employee (with Good Reason) of Employee’s employment under the provision so indicated, and (iii) specifies the intended termination date.  The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Employee, respectively, hereunder or preclude the Company or Employee, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.

(d)                                 Date of Termination.  “Date of Termination” means (i) if Employee’s employment is terminated by the Company for Cause or by Employee for Good Reason, the date specified in the Notice of Termination, (ii) if Employee’s employment is terminated by the Company other than for Cause, the date on which the Company notified Employee of such termination, (iii) the date of Employee’s death, or (iv) the 30th day after receipt of notice by Employee from the Company that Employee has incurred a Disability as defined in this Agreement.  To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code, or comply with the requirements of Section 409A of the Code, the Company and Employee agree to cooperate in a reasonable manner (including with regard to any post-termination services by Employee) such that the Date of Termination as defined in this Agreement shall constitute a “separation from service” pursuant to Section 409A of the Code (“Separation from Service”).  Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Section 409A of the Code.

5.                                      Disputes.  Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration as determined by the arbitrator, the non-prevailing party shall pay the prevailing party’s costs, legal fees and other expenses respecting such arbitration.  The parties agree that for any dispute for which the Company does not make the arbitration election and demand, the exclusive jurisdiction and venue will be in the federal or state courts located in Cook County, Illinois.

6.                                      Successors.

(a)                                 This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets.  In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Employee’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.                                      Other Severance Benefits.  Employee hereby agrees that in consideration for the payments to be received under Section 1 or Section 2 of this Agreement, Employee waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or its affiliates that provide for severance payments or benefits upon a termination of employment, and acknowledges that no severance is due (from the Company or Ventas) to Employee in connection with the Spinoff or any related transaction(s).

8.                                      Payment Cutback.  Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits to which Employee becomes entitled, whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin-off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a Change of Control or any person affiliated with the Company or such persons (in the aggregate, “Total Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee will be entitled to receive either (a) the full amount of the Total Payments or (b) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (a) and (b), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code or any successor provision of the Code or any similar state or local tax, results in the receipt by Employee on an after-tax basis, of the greatest portion of the Total Payments.

All determinations required to be made under this Section 8 shall be made by the accountant or tax counsel or other similar expert advisor selected by Employee (such advisor, the “Tax Advisor”), which shall, if requested, provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from the Company or Employee that there has been Total Payments, or such earlier time as is requested by the Company or Employee, and if requested, a written opinion.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Tax Advisor shall be borne by the Company.  The determination by the Tax Advisor shall be binding upon the Company and Employee.

9.                                      Withholding.  The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Agreement.

10.                               No Mitigation.  Employee shall have no duty to mitigate Employee’s damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation, except that the medical benefits provided pursuant to Section 1(a)(ii) or Section 2(a)(ii) may be terminated as provided by Section 1(a)(ii) or Section 2(a)(ii) if Employee receives benefits from a subsequent employer.

11.                               Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail, in each case with confirmation of receipt, addressed as follows:

If to Employee:  at the most recent address on file with the Company.

If to Company:

Care Capital Properties, Inc.
353 N. Clark Street, Suite 2900
Chicago, IL 60654

Attn.:  General Counsel

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

12.                               Waiver of Breach and Severability.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

13.                               Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements (including the Employee Protection and Noncompetition Agreement between Employee and Ventas, dated as of December 17, 2014 (the “Existing Agreement”)), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof; provided, however, that, notwithstanding the foregoing, if Ventas decides, and publicly announces, that it will not be consummating the Spinoff, or if the Effective Date has not occurred as of June 30, 2016, this Agreement shall become null and void ab initio, and neither the Company nor Employee shall have any rights hereunder.  Notwithstanding the foregoing, the restrictive covenants in the Existing Agreement shall remain in effect, and Ventas may continue to enforce such covenants following the Effective Date; provided, however, that (a) the Effective Date shall be treated as the date of termination of employment for purposes of the duration of any such restrictive covenants, and (b)  in no event may Ventas enforce any such restrictive covenant against Employee for actions taken in Employee’s capacity as an employee of the Company that are reasonably related to the operations of the Company or one of its affiliates, and in no event shall service to the Company or one of its affiliates be deemed to violate any non-competition covenants in the Existing Agreement.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Company.

14.                               Agreement Does Not Grant Employment Rights.  This Agreement shall not be construed as granting to Employee any right to employment by the Company.  The right of the

Company to terminate Employee’s employment at any time, with or without Cause, is specifically reserved.

15.                               Compliance with Code Section 409A.  All payments pursuant to this Agreement shall be subject to the provisions of this Section 15.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to Employee for or with respect to any taxes, penalties or interest which may be imposed upon Employee pursuant to Section 409A of the Code.

(a)                                 Payments to Specified Employees.  To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of Employee’s Separation from Service, Employee is a Specified Employee (as defined below), then to the extent required for Employee not to incur additional taxes pursuant to Section 409A of the Code, no such 409A Payment shall be made to Employee before the earlier of (i) six months after Employee’s Separation from Service; or (ii) the date of Employee’s death.  Should this Section 15 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to Employee by the Company during such delay period at Employee’s expense.  Should this Section 15 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as stipulated in this Agreement, provided, however, that any amounts that would have been payable earlier but for the application of this Section 15, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement.  For purposes of this Section 15, the term “Specified Employee” shall have the meaning set forth in Section 409A of the Code, as determined in accordance with the methodology established by the Company.  For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A of the Code, to the extent permissible under Section 409A of the Code, subsidiaries and affiliates of the Company are those included by using a 20% standard to define the controlled group under Code Section 1563(a) in lieu of the 50% default rule.  In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Section 409A of the Code, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by Employee to less than 50% of the average level of services performed by Employee during the immediately preceding 12-month period.

(b)                                 Reimbursements.  For purposes of complying with Section 409A of the Code and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A of the Code, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred.  To the extent required to comply with Section 409A of the Code, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to Employee and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or 10 years plus the lifetime of Employee.  Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A of the Code to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Section 409A of the Code.

(c)                                  Release.  To the extent that Employee is required to execute and deliver a Release to receive a 409A Payment, and this Agreement provides for such 409A Payment to be provided prior to the 55th day following Employee’s Separation from Service, such 409A Payment will be provided upon the 55th day following Employee’s Separation from Service provided the Release in the form substantially similar to the form attached hereto as Appendix A has been executed, delivered and effective prior to such time.  To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 15(c), interest for the delay and the opportunity for Employee to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 15(a).  To the extent that Employee is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 15(a), such 409A Payment will be provided as set forth in Section 15(a) provided the Release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time.  If a Release is required for a 409A Payment and such Release is not executed, delivered and effective by the date six months after Employee’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 15(a) or the 55th day following Employee’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 15(a), such 409A Payment shall not be provided to Employee to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A of the Code.  To the extent that any payments or benefits under this Agreement are intended to be exempt from Section 409A of the Code as a short-term deferral pursuant to Treasury Regulations Section 1.409A-1(b)(4) or any successor thereto and require Employee to provide a Release to the

Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form substantially similar to the form attached hereto as Appendix A no later than March 7th of the calendar year following the calendar year of Employee’s Separation from Service.

(d)                                 No Acceleration; Separate Payments; Termination of Employment.  No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A of the Code.  If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.  Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Section 409A of the Code.

(e)                                  Cooperation.  If the Company or Employee determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A of the Code, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Employee to the imposition of any additional tax under Section 409A of the Code without changing the basic economic terms of this Agreement.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from Employee or any other individual to the Company.  This Section 15 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Section 409A of the Code and shall be interpreted and operated accordingly.  The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

16.                               Recoupment.  Employee acknowledges that he or she will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.

17.                               Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to its choice of law principles.

18.                               Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARE CAPITAL PROPERTIES, INC.

By:
	Name:	T. Richard Riney
	Title:	Vice President

Kristen M. Benson
Employee

Solely for purposes of Section 13 hereof:
VENTAS, INC.

By:
	Name:	Debra Cafaro
	Title:	Chief Executive Officer

APPENDIX A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is made as of this        day of               ,       by and between Care Capital Properties, Inc. (the “Company”) and Kristen M. Benson (“Employee”).

WHEREAS, the Company and Employee entered into an Employee Protection and Noncompetition Agreement, dated as of               , 2015 (the “Agreement”);

WHEREAS, Employee’s employment with the Company has terminated; and

WHEREAS, in connection with the termination of Employee’s employment, under the Agreement, Employee is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the payments and other benefits, if any, due Employee under the Agreement (“Severance Payments”), the Company and Employee hereby agree as follows:

1.                                      Except as specifically provided herein, Employee, for Employee and Employee’s heirs, agents, executors, successors, assigns, legal representatives, personal representatives, and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE the Company, its agents, affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims obligations, and demands of every kind and nature whatsoever in law or in equity, known or unknown, which Employee ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, at any time prior to the execution of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Agreement, Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to the following: claims or demands related to salary, bonuses, commissions, stock, stock options, any other ownership interests in the Company, paid time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(0(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act; any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; claims for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, or breach of the implied covenant of good faith and fair dealing; and any claims for attorneys’ fees and costs.  This Release does not apply to any claims that cannot be released or waived by law or to claims for the following: payments and benefits to Employee provided for under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant, including, without limitation, any options, stock or other equity awards that are vested (including those that vested as a result of Employee’s termination of employment), or payment of any benefits to which Employee may be entitled under a Company-sponsored tax-qualified retirement or savings plan; any rights of Employee to indemnification under the Certificate of Incorporation or by-laws of the Company, the Agreement or other agreement between Employee and the Company; or any rights of Employee under any directors’ and officers’ liability insurance policy maintained by the Company.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided to Employee under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant.  It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

2.                                      Employee further agrees and recognizes that Employee has permanently and irrevocably severed Employee’s employment relationship with the Company, that Employee shall not seek employment at any time in the future with the Company or any entity with which the Company is consolidated for financial reporting purposes, and that the Company has no obligation to employ Employee in the future.

3.                                      Employee agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Employee is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release.

4.                                      The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure.  It is, therefore, further agreed that, in addition to the remedy set forth in Section 6(h) or any other remedies, equitable relief will be available in the case of a breach of this Release.  It also is agreed that, in the event Employee files a claim against the Company (other than a charge before the EEOC) with respect to a claim released by Employee herein, the Company may withhold, retain, or require reimbursement of the Severance Payments.

5.                                      The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Employee.

6.                                      Employee certifies and acknowledges:

(a)                                 Employee has read the terms of this Release, and Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b)                                 Employee has signed this Release voluntarily and knowingly in exchange for the Severance Payments and other consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c)                                  Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Release and Employee has had the opportunity to seek legal counsel in connection with this Release;

(d)                                 Employee does not waive rights or claims that may arise after the date this Release is executed;

(e)                                  Employee has been informed that Employee has the right to consider this Release for a period of [21] [45] days from receipt, and Employee has signed on the date indicated below after concluding that this Release is satisfactory to Employee;

(f)                                   Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Employee concerning the terms or effects of this Release other than those contained herein;

(g)                                  Employee has not filed a charge, lawsuit or any other claim (and will not hereafter file a charge, lawsuit or any other claim (other than a charge before the EEOC)) against the Company relating to Employee’s employment and/or cessation of employment with the Company or otherwise involving facts that occurred on or prior to the date that Employee has signed this Release, other than a lawsuit or claim that the Company has failed to pay Employee the Severance Payments or benefits due under any employee benefit plan or equity plan of the Company in which Employee is a participant; and

(h)                                 If Employee commences, continues, joins in, or in any other manner attempts to pursue a recovery for any claim released herein against any of the Releasees, or otherwise violates the terms of this Release, (i) Employee will cease to have any further rights to Severance Payments from the Company, and (ii) Employee shall be required to return any Severance Payments made to Employee by the Company (together with interest thereon).  A claim that would be expressly permitted by the terms of this Release were it successful will not be deemed a violation of this Release even if such claim is unsuccessful, provided that such claim is made in good faith.  In addition, this Release is not intended and does not limit Employee’s right to file a charge with or participate in an investigative proceeding of the EEOC.

7.                                      Employee acknowledges that Employee may later discover facts different from or in addition to those which Employee knows or believes to be true now, and Employee agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

8.                                      This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.

9.                                      If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release.  Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

10.                               This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Employee.  A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.

11.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

12.                               This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without regard to its choice of law principles.

13.                               Employee also understands that Employee has the right to revoke this Release within seven days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice as provided in Section 11 of the Agreement.

(Signature Page to Follow)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims.

EMPLOYEE

Date:

CARE CAPITAL PROPERTIES, INC.

By:

Title:

Date: